EXHIBIT 5.01(a)



                        [Letterhead of Sidley & Austin]






                                 July 25, 1996


Kenmar Global Trust
c/o Kenmar Advisory Corp.
Managing Owner
Two American Lane
P.O. Box 5150
Greenwich, Connecticut  06831-8150

Dear Madam or Sir:

            We refer to the Registration Statement on Form S-1, filed by Kenmar Global Trust, a Delaware business trust (the "Trust"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), filed with the Securities and Exchange Commission on or about July 25, 1996 (the "Registration Statement"), relating to the registration under the 1933 Act of 500,000 Units of Beneficial Interest in the Trust ("Units").

            We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

            For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

            Based upon the foregoing, we are of the opinion that:

            1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act.

            2. The Units being offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, will be validly issued and, subject to the qualifications set forth herein, will be fully paid and nonassessable
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Kenmar Advisory Corp.
July 25, 1996
Page 2


beneficial interests in the Trust, as to which the Unitholders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit, subject to the obligation of a Unitholder to make payments provided for in Section 17(c) of the Declaration of Trust and Trust Agreement of the Trust and to repay any funds wrongfully distributed to it from the Trust.

            We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states (including the state of Delaware) to the sale of the Units.

            We are not authorized, and do no purport, to practice law in the State of Delaware. In giving this opinion, we have relied exclusively on the opinion dated July 25, 1996 of Messrs. Richards, Layton & Finger, Wilmington, Delaware, a copy of which is attached hereto.

            This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any future date. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. This opinion shall not be used by any other person for any purpose without our written consent.

                                Very truly yours,

                                /s/ Sidley & Austin